Exhibit (h)(3)(iii)

Schedule A

TOTAL FUND SOLUTION

OPERATING EXPENSES LIMITATION AGREEMENT

Fund	Operating Expense Limit
Cromwell CenterSquare Real Estate Fund
Investor Class	1.12%
Institutional Class	1.02%
Cromwell Long Short Fund (formerly, Cromwell Marketfield L/S Fund)
Investor Class	1.95%
Institutional Class	1.70%
Cromwell Tran Focus Fund (formerly, Cromwell Tran Sustainable Focus Fund)
Investor Class	1.35%
Institutional Class	1.10%
Cromwell Foresight Global Infrastructure Fund (formerly, Cromwell Foresight Global Sustainable Infrastructure Fund)
Investor Class	1.30%
Institutional Class	1.05%
Cromwell Greenspring Mid Cap Fund
Investor Class	1.46%
Institutional Class	1.21%

Schedule A

TOTAL FUND SOLUTION

Fund	Operating Expense Limit
Cromwell Balanced Fund
Investor Class	1.35%
Institutional Class	1.10%

This Schedule A was amended, effective April 30, 2025, as approved by the Board on April 25, 2025, to reflect expense limitations in effect for each Fund listed on Schedule A, through at least April 30, 2026.

TOTAL FUND SOLUTION		CROMWELL INVESTMENT ADVISORS, LLC

on behalf of the series listed on Schedule A

By:	/s/ Stephen Baird	By:	/s/ Brian C Nelson
Print Name:	Stephen Baird	Name:	Brian C. Nelson
Title:	President	Title:	Managing Director